EXHIBIT 99.1
BEFORE THE MISSOURI GAMING COMMISSION
STATE OF MISSOURI

IN RE:	)
	)	Case No. DC-10-001
President Riverboat Casino-Missouri, Inc.,	)
d/b/a President Casino	)
SETTLEMENT AGREEMENT
This Settlement Agreement (“Agreement”) is entered into by and between Pinnacle Entertainment, Inc. (“Pinnacle”), President Riverboat Casino-Missouri, Inc., d/b/a President Casino (“PRC-Mo”), and the Missouri Gaming Commission (the “Commission”) in settlement of all issues pending in this matter.
RECITALS
WHEREAS, the Commission is a state commission created pursuant to R.S.Mo. Chapter 3131 with jurisdiction over gaming activities, including riverboat gambling activities, in the State of Missouri;
WHEREAS, the Commission granted Pinnacle a Class A riverboat gaming license to develop and operate Class B riverboat gaming licensees in the State of Missouri;
WHEREAS, Pinnacle is the parent company of PRC-Mo;
WHEREAS, the Commission granted a Class B riverboat gaming license to PRC-Mo to maintain, conduct gambling games on and operate an excursion gambling boat known as the President Casino, which is located aboard the Admiral;

[1]	All statutory references are to the Revised Statutes of Missouri, 2000, as amended, unless otherwise indicated.

WHEREAS, as the holder of a Class B license, PRC-Mo is subject to the provisions of R.S.Mo. §§ 313.800 to 313.850, and the regulations promulgated thereunder by the Commission;
WHEREAS, on January 27, 2010, the Commission issued a “Preliminary Order for Disciplinary Action,” Case No. DC-10-001 (the “Preliminary Order”) against PRC-MO, a true and accurate copy of which is attached hereto as Exhibit A and incorporated herein by reference;
WHEREAS, the Preliminary Order proposes a revocation of PRC-Mo’s Class B riverboat gaming license;
WHEREAS, on February 19, 2010, Pinnacle and PRC-Mo filed a response and request for hearing before the Commission on the Preliminary Order (the “Answer”), a true and accurate copy of which is attached hereto as Exhibit B and incorporated herein by reference;
WHEREAS, the Answer responds to the allegations in the Preliminary Order;
WHEREAS, Pinnacle and PRC-Mo have determined on the basis herein stated that it is necessary to cease operations on the Admiral;
WHEREAS, the Commission, Pinnacle and PRC-Mo have agreed that PRC-Mo will surrender its Class B license to the Commission and cease operations on or before July 1, 2010, and that the Commission will withdraw and dismiss the Preliminary Order;
WHEREAS, the Commission desires to settle all pending issues, and to withdraw and dismiss the Preliminary Order in exchange for PRC-Mo’s agreements herein stated; and
WHEREAS, the termination of the gaming operation at the President Casino will require (a) a minimum of sixty (60) days to complete, and (b) the mutual cooperation of the Commission and PRC-Mo;

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NOW THEREFORE, in consideration of the mutual covenants by and between the parties as set forth herein, the parties hereby stipulate and agree as follows:
AGREEMENT
1. The Recitals set forth above are incorporated into this Agreement by reference.
2. The parties stipulate and agree that this document is the joint work product of the parties, and the parties stipulate and agree that this document embodies the entire Agreement and understanding of the parties with respect to the subject matter contained herein. The parties declare and represent that no promise, inducement, or agreement not herein expressed has been made. The Commission, Pinnacle, and PRC-Mo have been represented by counsel in this matter.
3. The Commission acknowledges that this Agreement, and the decision to terminate the gaming operation at the President Casino, is not an admission by Pinnacle or PRC-Mo that the President Casino, PRC-Mo, or Pinnacle is unsuitable for licensure, permitting, or other approvals, or that the factual and legal allegations in the Preliminary Order are true or correct.
4. The Commission agrees to cooperate with PRC-Mo and take reasonable regulatory actions to assist in the termination of operations at the President Casino.
5. The Commission agrees to cooperate with PRC-Mo and take reasonable regulatory actions to assist in the surrender of the Class B riverboat gaming license on or before July, 1, 2010.
6. The parties agree that Pinnacle’s and PRC-Mo’s agreement to terminate the operation of the President Casino and surrender the Class B riverboat gaming license is expressly conditioned on the Commission’s fulfillment of the covenants contained in paragraphs 7 through 9 of this Agreement.

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7. The Commission, in accordance with its regulatory powers and duties, agrees to take reasonable actions at PRC-Mo’s request in support of PRC-Mo’s surrender of its Class B license and closing of its operation, including:
A.
Providing PRC-Mo with evidence relevant to the defense of any claim arising from termination or alleged breach of the Lease and Sublease Agreement among the City of St. Louis, Missouri, the Port Authority of the City of St. Louis and PRC-Mo, dated and January 18, 2000;

B.	Providing timely consultation and approvals necessary for the removal of all electronic gaming devices and table gaming currently in operation at the President Casino;

C.	Providing timely consultation and approvals necessary for the decommissioning and disposal of the Admiral at its current location; and

D.	Providing timely consultation and approvals necessary to terminate the gaming operation at the President Casino.
8. The Commission agrees to withdraw and dismiss the Preliminary Order subject only to the Commission’s approval of this Agreement.
9. The Commission also agrees to take no further action against the Class B riverboat gambling license currently held by PRC-Mo and the Class A license currently held by Pinnacle relating to allegations described in the Preliminary Order.

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10. Subject to the limitations stated in paragraph 18 of this Agreement, and in exchange for the consideration contained herein, PRC-Mo and Pinnacle waive their right to a hearing before the Commission on the Preliminary Order.
11. Pinnacle and PRC-Mo, together with their respective affiliates, officers, directors, shareholders, employees, agents and attorneys, including former affiliates, officers, directors, shareholders, employees, agents and attorneys, do hereby waive, release, acquit and forever discharge the Commission, together with its respective members, staff, officers, agents, employees, representatives and attorneys, of, or from, any claims, suits, actions, or causes of action for liability, damages, fees, costs, expenses, or compensation, including, but not limited to, any claims for attorney’s fees and expenses, whether or not now known or contemplated and including, but not limited to, any such claims arising under the Revised Statutes of Missouri or the Missouri Code of State Regulations, or any other law, which may be based upon, arise out of, or relate to any of the matters raised in this case, its settlement, or from the negotiation or execution of its settlement. Pinnacle and PRC-Mo acknowledge that this paragraph is severable from the remaining portions of this Agreement in that it survives in perpetuity even in the event that any court of law or administrative tribunal deems this Agreement or any portion thereof void or unenforceable.
12. The Commission, together with its members, staff, officers, agents, employees, representatives and attorneys, does hereby waive, release, acquit and forever discharge Pinnacle and PRC-Mo, together with their respective affiliates, officers, directors, shareholders, employees, agents, and attorneys, including former affiliates, officers, directors, shareholders, employees, agents, and attorneys, of, or from, any disciplinary proceedings, disciplinary actions,

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factual findings, legal conclusions, or resolutions, or claims, suits, actions, or causes of action for damages, fees, costs, expenses, or compensation, including, but not limited to, any claims for attorney’s fees and expenses, whether or not now known or contemplated, including, but not limited to, any claims arising under the Revised Statutes of Missouri or the Missouri Code of State Regulations, or any other law, which may be based upon, arise out of, or relate to any of the matters raised in this case, its settlement, or from the negotiation or execution of its settlement. The Commission acknowledges that this paragraph is severable from the remaining portions of this Agreement in that it survives in perpetuity even in the event that any court of law or administrative tribunal deems this Agreement or any portion thereof void or unenforceable.
13. In consideration of the foregoing, the parties agree to terminate any further proceedings based on the Preliminary Order.
14. This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri, and any actions brought to enforce this Agreement shall be brought in the Circuit Court of Cole County, State of Missouri.
15. This Agreement shall not be deemed unenforceable as a result of any change in Missouri law subsequent to the execution of this Agreement.
16. Each party to this Agreement shall bear its own attorney’s fees and costs incurred as of the execution of this Agreement.
17. This Agreement shall be effective and binding upon the parties as of the date it is approved by majority vote of the Missouri Gaming Commission, as a body, as evidenced by the certification of approval contained at the end of this document.

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18. Should the Missouri Gaming Commission for any reason fail to approve this Agreement by majority vote, PRC-Mo shall have full hearing rights under 11 C.S.R. 45-13.030, and the Commission agrees to grant and comply with all reasonable discovery and deposition requests submitted by PRC-Mo for a minimum of thirty (30) days.

LATHROP AND GAGE, L.C.	MISSOURI GAMING COMMISSION

/s/ Jerry Riffel	/s/ Christopher W. Hinckley

Jerry Riffel Mo Bar #22346	Christopher W. Hinckley Mo Bar #50572
2345 Grand Boulevard, Suite 2800	3417 Knipp Drive
Kansas City, MO 64108	Jefferson City, MO 65102
Telephone: 816-460-5712	Telephone: 573-751-4080
Facsimile: 816-292-2001	Facsimile: 573-526-1999

Attorney for Pinnacle Entertainment, Inc., and President Riverboat Casino-Missouri, Inc.	Attorney for Missouri Gaming Commission

Date: March 8, 2010	Date: March 8, 2010
Certification of Approval by the Missouri Gaming Commission:
I hereby certify that this Agreement was approved by the Missouri Gaming Commission at its meeting on March 10, 2010, by Resolution No. 10-027.

By:	/s/ James L. Mathewson

Date:     March 10, 2010

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Exhibit A
IN THE MISSOURI GAMING COMMISSION

In Re:	)
	)	DC-10-001
President Riverboat Casino-Missouri, Inc.	)
d/b/a President Casino	)
PRELIMINARY ORDER FOR DISCIPLINARY ACTION
Comes now the Missouri Gaming Commission acting in its official capacity pursuant to 11 CSR 45-13.050, and states as follows:
1.
The Missouri Gaming Commission (the “Commission”) is a state commission created under Chapter 313, RSMo (2000), with jurisdiction over gaming activities, including riverboat gambling activities, in the State of Missouri.

2.	The Commission granted Pinnacle Entertainment Inc. (“Pinnacle”) a Class A riverboat gaming license to develop and operate Class B riverboat gaming licenses in the State of Missouri.

3.	Pinnacle is the parent organization or controlling entity of President Riverboat Casino-Missouri, Inc. (“the President”).

4.
The Commission granted a Class B riverboat gaming license to the President to maintain, conduct gambling games on and operate an excursion gambling boat, collectively identified as the President Casino aboard the excursion gambling boat Admiral.

5.	As the holder of a Class B license, the President is subject to the provisions of Sections 313.800 to 313.850, RSMo (2000), and the regulations promulgated thereunder by the Commission.

6.
Pinnacle purchased the President on December 21, 2006, during fiscal year (“FY”) 2007.[1] In FY 2007 the President casino generated $67,269,234 in Adjusted Gaming Revenues (“AGR”) (-6%)[2] and 2,880,681 in Admissions (-14%), offered 827 electronic gaming devices (“BGD’s”) and 28 table games, employed 552 and provided food service from a buffet and deli.

7.
During FY 2008, the first complete fiscal year of Pinnacle’s ownership, the President generated $44,988,902 in AGR (-33%) and 2,146,061 in Admissions (-26%), offered 729 EGD’s and 23 table games, employed 402 and provided food service from a buffet and deli.

[1]	Pinnacle owned the President for the remaining six (6) months, or half, of FY 2007.

[2]	All numerical percentage increases/decreases are based on a comparison to prior fiscal year.

8.
On December 20, 2007 Pinnacle’s Lumiere Place Casino (“Lumiere”) opened on Laclede’s Landing, 1,000 feet from the President Casino. For FY 2009, the first complete fiscal year during which both Lumiere and the President were open and operating, the President casino generated $23,263,288 in AGR (-48%) and 1,178,406 in Admissions (-45%), offered 696 EGD’s and 9 table games, employed 239 and, after closing the buffet and deli, only provided food service from the first floor bar. Also during FY 2009 Pinnacle removed gaming devices from the President’s second deck, reducing the utilized square feet of gaming space from 53,800 to 27,993.

9.
On March 24, 2009 the Commission ordered Pinnacle to appear and to present plans on improving the President’s overall operations and performance. In their response (Attached Exhibit A), submitted prior to the hearing, Pinnacle acknowledged their deliberate policy of minimizing offerings and stated they were establishing a “base line” to help increase profitability and they were avoiding the “expenses leading revenue” policy that led to a prior owner’s bankruptcy.[3] In the same communication Pinnacle assured the Commission that, upon repair or replacement of the President, they would improve the President’s offerings, marketing and staffing levels. It should be noted, the overall performance and offerings of the President Casino under prior ownership, and during bankruptcy, were substantially higher than under ownership of Pinnacle Entertainment, Inc. (President Casinos, Inc. EGD/slots Table Game offerings and gaming revenues 1996 to 2006 attached as Exhibit B).

10.
Pinnacle’s plans for the President began to take form shortly after the opening of Lumiere. In a conference call with investors on March 3, 2008[4] Pinnacle CEO Dan Lee[5] described the President’s role as “kind of an adjunct” to Lumiere but also recognized the possible value of its license if the referendum capping licenses was passed (“Prop A”).[6] In a May 7, 2008 conference call with investors,[7] Lee confirmed the importance of the President’s license and the cap when he stated, “if the referendum were to pass, it [President] probably stays open permanently, it’s just a question of where do we move it.”

11.
On November 4, 2008 Prop A passed placing a cap on the number of gaming licenses in the State of Missouri. On November 7, 2008 Dan Lee spoke with Pinnacle’s investors about the President.[8] During the call, Lee acknowledged increasing losses and confirmed Pinnacle’s approach to the President in stating, “So, we’ve basically kept the casino open just because we didn’t want to lose the license especially with an initiative coming down the road that would cap the number of licenses.” Later during the same call, Lee elaborated, “we are focused on diminishing the loss as much as possible. So, we’re looking at reducing hours, reducing the marketing, reducing the food service options and so on because frankly we make more money if the person is in Lumiere Place. We may have kept the heat on (emphasis added) but we are going to have this thing running in slow mode.” Lee added they planned to reduce operating hours for table games and “close the buffet and tell people to go up the street to Lumiere Place to eat.” In summing up Pinnacle’s approach to operating the President Lee stated, “there is no reason to operate two casinos next to each other where one is brand new and beautiful and the other is not.”

[3]	President Casinos, Inc. previously owned an operated the President Casino. On June 20, 2002 President Casinos filed for Chapter 11 bankruptcy.

[4]	Pinnacle Entertainment, Inc. Earnings Conference Call, Q4 2007.

[5]	Dan Lee served as Chairman of the Board & Chief Executive Officer for Pinnacle Entertainment Inc. from April 2002 to November 2009.

[6]	Missouri Proposition A, The Schools First Elementary and Secondary Education Funding Initiative was on the ballot in Missouri for vote on November 4, 2008.

[7]	Pinnacle Entertainment, Inc. Earnings Conference Call, Q1 2008.

[8]	Pinnacle Entertainment, Inc. Earnings Conference Call, Q3 2008.

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12.
In 2009 it became apparent that Pinnacle had no substantive plans to improve the overall operations and revenues at the President and contrary to the expectations of the Commission, Pinnacle planned to continue to operate the President in “slow mode” as long as it was located near Lumiere. In a March 21, 2009 conference call with investors,[9] Dan Lee confirmed further reductions and laid out his plans for the President’s future in stating, “We have scaled it back dramatically to try to reduce the losses of EBIT and we have reduced the hours of operation. We have reduced the hours that table games work. We’ve closed the foodservice on it. I think the heat is still on (emphasis added). And so the objective there is to minimize the losses while we seek to move it. If it takes the Gaming Commission years to give us permission to move it, for us to find the right place, we will just sustain the losses for as long as we have to.”

13.
A comparison of the President’s AGR figures for FY 2010 to Missouri’s remaining casinos, both rural and urban, reveals how substandard the President’s operations have become. Amongst urban-based casinos in the State, the President’s AGR contribution for FY 2010 is not just at the bottom of the list, but approximately one tenth of the average AGR contribution of the other urban-based casinos. Further evidence of the President’s substandard revenues can be seen when comparing the President to Missouri’s rural-based casinos. Although the President is an urban-based casino, it’s revenues numbers for FY 2010 to date are less than any of the State’s rural-based casinos and less than half of the average AGR contribution of Missouri’s rural-based casinos. The same stark results can be seen in a comparison of Admissions, (Attached as Exhibit C).

14.
Further, a comparison of the President’s present gaming floor size, slot and table game offerings, to Missouri’s rural and urban based casinos, also reveals how substandard the President’s operations have become. The average size gaming floor for an urban-based casino in Missouri is 90,000 sq. ft. The President is currently utilizing only 27,993 sq. ft. of its available 58,300 sq. ft. The average number of slots offered at an urban-based casino is 2,200. The President presently offers 690 slots. The average number of table games offered in Missouri’s urban-based casinos is 63. The President offers 9 table games. The President’s use of gaming space along with their slot and table game offerings are well below the average in Missouri for urban-based casinos. The President’s gaming floor and offerings are more in tune with one of Missouri’s rural-based casinos, but is still well below average in slot and table game offerings. (Attached as Exhibit D).

[9]	Pinnacle Entertainment, Inc. Earnings Conference Call, Q4 2008.

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15.
At some point during 2009, it appears that Pinnacle may have completed their reductions at the President and established a “base line” for operations that minimized their costs and ensured that the President did not compete with Lumiere. In communications with the Commission, Pinnacle has represented their intent to increase the President’s offerings and improve its revenue, but contingent on a chance to repair or replace the President at its present location. Based upon the words, actions, inactions and expressed motives of its employees and/or agents, it’s apparent that Pinnacle will continue to operate the President at its present levels as long as it neighbors Lumiere Place Casino.

16.
Under Pinnacle’s direction and management the President has devolved into an obsolete, unproductive and substandard casino operation. The gaming revenue and admission fees collected from the President have been in a steady, and sometimes steep, decline since the opening of Lumiere in December of 2007. Under Missouri law there is a cap on gaming licenses that will soon be fixed at thirteen (13), one of which is the President. The revenue to the State provided by casinos has become essential to our States’ economy. The number of casinos capable of making these essential contributions has been fixed through a vote of the people. Pinnacle’s deliberate efforts to downgrade and minimize the offerings at the President have turned a valuable gaming license into an unproductive and substandard casino operation which is harmful to our State and its people.

17.	Section 313.807.1, RSMo details the criteria and costs associated with gambling boat licensure and periodic relicensure, and notes that “the commission may reopen licensing hearings at anytime.”

18.
Section 313.805(3), RSMo, states the Commission has the power to adopt standards under which all excursion gambling boat operations shall be held and standards for the facilities within which the gambling operations are to be held.

19.
Section 313.805(6), RSMo, states the Commission may assess any appropriate administrative penalty against a licensee, including, but not limited to, suspension, revocation, and penalties of an amount determined by the Commission up to three times the highest daily amount of gross receipts derived from wagering on the gambling games, whether unauthorized or authorized, conducted during the previous twelve months.

20.
Section 313.812.14, RSMo, states a holder of any license is subject to imposition of penalties, suspension or revocation of such license for any act or failure to act by himself or his agents or employees, that is injurious to the public health, safety, morals, good order and general welfare of the people of the state of Missouri, or that would discredit or tend to discredit the Missouri gaming industry or the state of Missouri.

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21.
Section 313.812.14(1), RSMo, states that a licensee may be disciplined for failing to comply with or make provisions for compliance with Sections 313.800 to 313.850, the rules and regulations of the commission or any federal, state or local law or regulation.

22.	Section 313.812.14(2), RSMo, states that a licensee may be disciplined for failing to comply with any rule, order or ruling of the Commission or its agents pertaining to gaming.

23.
11 CSR 45-5.053(2), states, “It is the policy of the commission to require that all riverboats and gaming conducted on riverboats be operated in a manner suitable to protect the public health, safety, morals, good order and general welfare of Missouri. Responsibility for the employment and maintenance of suitable methods of operation rests with the holder of an operator’s license and willful or persistent use or toleration of methods of operation deemed unsuitable will constitute grounds for disciplinary action, up to and including license revocation.”

24.
11 CSR 45-5.053(3)(A), states that the holder of a Class A license is expressly prohibited from, “failing to exercise discretion and good judgment to prevent incidents which might reflect on the repute of the state of Missouri and act as a detriment to the development of the industry.”

25.
11 CSR 45-5.053(3)(J), states that the holder of a Class A license is expressly prohibited from permitting, “any type of conduct on the riverboat which reflects negatively on the repute of the state of Missouri or acts as a detriment to the gaming industry.”

26.
11 CSR 45-4.020(10), states that rules adopted prior to May 30, 2008 which previously referred to a Class A licensee shall refer to both a Class A licensee and a Class B licensee unless specifically identified otherwise.

27.
The actions or omissions of employees or agents of the President in purposely downgrading the President’s offerings and revenues, all of which has been injurious to the people of the Missouri, violates Section 313.812.14, RSMo, 11 CSR 45-5.053(3)(A) & (J), and 11 CSR 45-5.053(2). The Company is subject to discipline for such violations under Sections 313.807.1, 313.805(3) & (6), and 313.812.14(1) & (2), RSMo.

28.	Under Section 313.805(6), RSMo, the Commission has the power to assess an appropriate administrative penalty against the President, as the holder of a Class B license.

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THEREFORE, it is proposed that the Commission revoke the class B license of the President Riverboat Casino — Missouri, Inc. for the violations set forth herein.

/s/ James L. Mathewson
James L. Mathewson
Chairman Missouri Gaming Commission
CERTIFICATE OF SERVICE
The undersigned hereby certifies that he caused a true and correct copy of the foregoing to be mailed, postage prepaid, this 27th day of January, 2010, to:
Chris Strobbe, General Manager
President Riverboat Casino-Missouri, Inc.
1000 North Leonor K Sullivan Blvd.
St. Louis, MO 63102

/s/ James L. Mathewson
James L. Mathewson
Chairman Missouri Gaming Commission

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Exhibit A
Pinnacle Entertainment letterhead
June 2, 2009
Mr. Gene McNary, Executive Director
Missouri Gaming Commission
3417 Knipp Drive
Jefferson City, Missouri 65109
RE:     Future of President Casino
Dear Mr. McNary:
In response to the Order of the Missouri Gaming Commission (“MGC”) issued on April 22, 2009, Pinnacle Entertainment, Inc. (“Pinnacle”) provides the following response to the questions included in the Order. I have repeated each of the MGC’s questions in bold, which are followed by our response.
1)	Prior to re-licensure, on July 19, 2010, the Admiral’s hull will lose its ABS certification and will no longer be able to carry passengers. Assuming this date holds true,
a)	What, if any, are Pinnacle’s plan(s) to overcome this obstacle?
Response: Pinnacle has received an estimate for repairing the Admiral’s hull, which it is currently reviewing. In recognition of the fact that the hull repair may not be feasible or cost-effective, Pinnacle is also studying the feasibility of replacing the Admiral vessel with another vessel, most probably with one of the boats it acquired from Harrah’s in Lake Charles, Louisiana which are currently being moored in Orange, Texas.
As previously reported to the MGC, Pinnacle also continues to work on the potential for acquisition of a 30 acre site at the Chain of Rocks (the “Chain of Rocks Site”). The most likely scenario at this point is that initially, Pinnacle would continue to operate the repaired or new excursion gambling boat at the existing site with any proposed move to the Chain of Rocks Site or other location to be accomplished at a later date. The following information in respect of the Chain of Rocks Site was included in Pinnacle’s prior response to you and is provided again, with relevant updates.
On July 2, 2008, Pinnacle entered into a Real Estate Option Contract with the Beth A. Daniele Revocable Living Trust, for 30 acres of land located in the City of St. Louis at or near 11110-11180 Riverview Drive. To date, Pinnacle has completed title work and a survey of the property. Pinnacle and Daniele’s counsel continue to make progress in obtaining removal of title issues to the Chain of Rocks Site.

The survey completed on behalf of Pinnacle disclosed a pipeline easement in favor of Midwest Pipeline which dissects the tract and provides that nothing can be built or constructed over the easement without the written approval of the easement holder. Due diligence indicated the easement has been abandoned and nothing was ever constructed by Midwest. Counsel for the Daniele Trust filed a declaratory judgment action and quiet title suit in the St. Louis Circuit Court, Twenty-Second Judicial Circuit of the State of Missouri entitled Beth A. Daniele, Trustee of the Revocable Living Trust Agreement of Beth A. Daniele v. Midwest Pipeline, L.P., Cause No. 0822-CC09861. Service was had on Defendant by publication due to the fact that Midwest Pipeline was no longer in business and a successor to Midwest Pipeline could not be identified. Defendant failed to file an Answer and on May 19, 2009, a hearing was held. Defendant failed to appear at the hearing wherein the Court granted Default Judgment in favor of Plaintiff and the easement was abandoned. Daniele Counsel and Pinnacle are working with the title company on resolving several technical concerns of the title company with whether a successor company to the original grantee may need to release the same easement. Hopefully this last issue will be resolved and the exception no longer outstanding.
The title work disclosed several other issues which would keep the Daniele Trust from providing a clean title to the property as follows:
a. A stray deed existed on the property in favor of a Stephen Maeras and Jerry Stephen Maeras dated December 28, 1961. Counsel for Daniele filed a declaratory judgment action in the St. Louis Circuit Court, Twenty Second Judicial Circuit of the State of Missouri entitled Beth A. Daniele, Trustee of the Revocable Living Trust Agreement of Beth A. Daniele v. Jerry Stephen Maeras, Case No. 0822CC2135. An answer was filed by Maeras on September 29, 2008. The Daniele Trust filed a Motion for Summary Judgment. On April 7, 2009, the Court found in favor of Plaintiff and any and all right Defendant may have had in the property was divested from Defendant to Beth A. Daniele. Daniele counsel and Pinnacle have asked the title company to remove the exception on the basis of the decision of the Circuit Court.
b. A Petition for Declaratory Judgment, Quiet Title and Conversion was filed on behalf of Northshore Realty on October 15, 2008, against the Daniele Trust. A Notice of Lis Pendens was filed on October 9, 2008. Northshore was formed as an LLC and had three members: James Sauter, John Prindable and Anthony Daniele. In the lawsuit Northshore claims the Beth Daniele Trust was set up to hold the Chain of Rocks property as a nominee of Northshore. Northshore makes this claim to the title even though in 2002 Northshore transferred the fee interest to the Beth A. Daniele Revocable Living Trust with no apparent reference to the nominee status of the Trust. Three years later in 2005, Northshore filed an Affidavit with the Recorder of Deeds claiming that the Trust held the property as a straw party. In 2006, Northshore filed a second affidavit in which Northshore states that the straw party status is canceled and of no further effect. Northshore further states in the cancellation that all interest in the Daniele Trust vests in the Beth A. Daniele Revocable Living Trust and is not subject to any interest of James J. Sauter and John T. Prindable. Motions for Summary Judgment have been filed on behalf of the Daniele Trust and Anthony Daniele and Pier St. Louis which are still pending hearing.

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Because the Northshore title issue has not yet been resolved, the Daniele Trust and Pinnacle entered into a Ninth Amendment to Real Estate Option Contract in May, 2009, providing for an extension of the Initial Option term to July 31, 2009. There are also several normal title related requirements that would need to be satisfied by Daniele including the removal of the above additional title exceptions.
b)	Is there legal authority for the proposed action(s)?
Response: Pinnacle is not aware of any legal restriction on the MGC’s authority to approve a repaired or new vessel at the current Admiral site. In particular, RS 313,800 defines “excursion gambling boat” as “a boat, ferry or other floating facility licensed by the commission on which gambling games are allowed,” RS 313.812.1 sets out certain standards for excursion gambling boats. 11 CSR 45-6.010-.025 states the regulatory standards for excursion gambling boats. Assuming that a repaired or new excursion gambling boat meets all legal standards, the MGC may approve its operation by a licensee subject to the Licensee’s filing of amendments to the relevant MGC exhibits to Licensee’s approved application. It should also be noted that as a practical matter, no vessel has an unlimited life and at some point, all excursion gambling boats would most likely have to undergo major repairs or be replaced.
Pinnacle also believes that the MGC may approve a relocation of the current license to the Chain of Rocks Site in the event that proves feasible. Attached as Exhibit “1” is the preliminary analysis by Pinnacle’s counsel of the legal issues surrounding this possible move.
c)	Please address the following for each business plan:
•	Timeline/events for project

•	Down time for gaming operations
Response: Until it is determined whether repair or replacement of the existing excursion gambling boat is the most feasible, it is difficult to provide an accurate estimate on either the timeline or downtime. However, generally, we believe that the repair alternative would obviously include a longer timeline and more downtime. If it is determined that the existing excursion gambling boat will be replaced, we would intend to begin planning in the very near future. Such planning would include (i) repair and refurbishing of one of the Harrah’s boats or some other boat that may be acquired; (ii) applying for and receiving approvals to move the new vessel to the existing site; and (iii) applying for and receiving approval for the new vessel from ABS and the MGC. The downtime for a replacement vessel would be significantly less, perhaps as little as up to ninety (90) days (subject to receipt of all necessary approvals) after the new vessel arrives at the exiting site. Pinnacle will also take necessary steps to mail a notice to all President guests informing them of downtime as well as providing incentives for visiting Lumiere while the President is closed. We hope this will minimize any revenue losses.

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•	Required changes to existing license
Response: In the event that Pinnacle applies to the MGC for approval to repair or replace the current excursion gambling boat for operation at the current location, there will be no required changes to the existing Class A and Class B licenses. Similarly, Pinnacle believes that if it applies to the MGC for approval to move the excursion gambling boat to a new location (e.g., Chain of Rocks Site), the existing Class A and Class Be licenses would remain the same (other than the approval for the specific location of operation). See 11 CSR 45-4,020 and Exhibit “1.”
•	Third party approvals, inspections & certifications
Response: Obviously, MGC approval will be required for any repair/replacement of the excursion gambling boat, and for any move of the excursion gambling boat. Additionally, ABS certification will be required for a repaired or new excursion gambling boat. Pinnacle also contemplates that there will be certain approvals required from the City of St. Louis. Pinnacle continues to study this issue and will update the MGC with any new information on June 23, 2009, or as more information become available.
•	Likelihood of success
Response: Assuming that all required approvals are obtained for either alternative (i.e., repair or replacement at the existing site), Pinnacle believes that there is a reasonable likelihood of success for the ongoing operations of the excursion gambling boat. Eventually, if the excursion gambling boat is relocated to the Chain of Rocks Site (or some other site), we believe that additional revenues could be generated. We currently estimate that the Chain of Rocks Suite would cost at least $50 million to develop, including land acquisition, parking lot and the vessel. That would be a substantial initial investment. However, given the variables involved, including market and financing considerations, it is premature to provide an answer that does not involve speculation.
•	Long term prognosis
Response: See response immediately above.
2)	Prior to relicensure, how does Pinnacle plan to improve the overall operations and performance of the President Casino, including, but not limited to, the following areas:
a)	Operating hours

b)	Staffing

c)	Amenities

d)	Role/contributions to Community

e)	Gaming revenue

f)	Other categories affecting licensing.
Response: As evidenced by the performance of Lumiere Place, we feel a better product leads to better results. The April 2009 numbers represented a major accomplishment and was the largest difference between Lumiere and Casino Queen revenues. Lumiere was able to exceed Casino Queen revenues by approximately $4.3 million, thereby keeping these revenues within the State of Missouri. With the changes we have made at the President, we have also been able to average revenues of more than $2 million a month in the first four months of 2009. It is extremely unfortunate that we have been unable to continue any momentum due to issues completely outside of our control, specifically the flooding of the Mississippi River.

4

Even with a new or repaired vessel on the same site, we are still very much at the mercy of the river. This impacts not only the opening and closing of the vessel, but also available points of access and exit, as well as parking. The number of days closed in the last fourteen months has been fifty-two days, but the number of days without levy parking is much greater, approximately eight months out of the last fourteen months. The city also erects flood walls prior to flooding which closes two out of three entry points to the President, Prior to the closure in April of 2008, the vessel was not forced to close since April of 2002, for a total of seven days.
Our goal with a new or repaired-vessel is to reestablish a gaming option that is still very much for the “value minded” guest. Our approach will be to be comfortable, inviting and catering to the local customer, with rewards based on loyalty and frequency. We will fill the role of catering to different segments of the market. With the new vessel we will look to upgrade the food offering, considering options like the normal buffel or a 24-hour diner, or a hybrid, similar to what we have at Lumiere. This helps us to flex labor and keep product offerings fresh based on demand. We would still look to have the same number of gaming positions that we have now, all located on one level. This allows us to flex labor with volume as well as continue to improve service levels. By controlling labor, we can “reinvest” more with marketing strategies to drive more revenue. If we can continue to drive more revenue, we will in turn attempt to extend hours to lead to even greater revenues. This in turn will lead to additional staffing.
Some of the key changes and improvements made in the first four months that have led to profitability are detailed below.
Based on 2008 business volumes, it was necessary to review the staffing needs on the President. In 2007 the President employed 523. Once Lumiere Place opened in 2009, 150 employees transferred to Lumiere Place. In late 2008 and early 2009, we reduced staff by 125. The current staffing levels at the President are 240.
Again, with Lumiere Place opening, both management teams coordinated efforts to become more efficient in marketing and purchasing. On the marketing side, the review of the database led to a change to variable cost play-base promotions, leading to less exposure to redeem no play as well as fixed costs whether business was present or not. Coordinating the marketing calendars for Lumiere Place and the President eliminated the confusion for customers and employees. This has enhanced the loyalty factor in both properties and prevented competition on the marketing front.
Purchasing has seen several efficiencies and volume based savings with all contracts reviewed and coordinated between the two properties, such as all food, beverage supplies, and collection contracts. Efforts continue between the two properties on minority vendor contracts.
On the operation side, the closure of the Poker Room and the elimination of sixty-one hours of operations in Table Games, moving all slot machines to one floor, and relocating deli to main floor, and the closure of the buffet, along with reduced hours in slot operations has shown profitable numbers.

5

We feel that our current staffing levels and hours of operation represent a base line, and have helped us achieve profitability in the last three months. Revenue and volume increases will lead to the additional hours and employees required which ultimately leads to a greater contribution to the community. We view our contributions as a combined contribution from all Pinnacle properties and our ability to contribute more to the community is based on driving volume and revenues. We are at a point with the President where we are avoiding the “expenses leading revenue” decisions made by the prior President owners that led to their bankruptcy.
Rest assured that our goal is to maximize the value of the license for our constituencies and the State of Missouri. We are very focused on addressing all of the legal and operational issues relating to our operations, as we have with all of our dealings in the State of Missouri, and to do what is in the best interest of our stake holders, including the communities in which we operate.
We appreciate the opportunity to address these issues and look forward to meeting with the MGC on June 23, 2009.

Sincerely, PINNACLE ENTERTAINMENT, INC.
By:	/s/ John A. Godfrey
John A. Godfrey
Executive Vice President, General Counsel and Secretary

6

Exhibit B
President Casino

Year	EGDs	Table Games	AGR	Admissions
1996	1,137	68	$70,036,123.00	3,583,318
1997	1,118	66	$63,699,958.00	3,373,674
1998	1,240	60	$57,589,734.00	3,015,066
1999	1,230	59	$59,253,097.00	3,125,669
2000	1,222	48	$60,417,285.00	3,878,234
2001	1,238	49	$64,840,032.00	3,829,663
2002	1,251	47	$79,115,932.00	4,232,438
2003	1,372	38	$73,443,945.00	3,851,361
2004	1,100	38	$71,843,574.00	3,659,048
2005	1,021	35	$71,371,201.00	3,552,354
2006	816	28	$71,798,659.00	3,367,614

Average	1,159	49	$67,582,685.45	3,588,040

Exhibit C

	Admissions	AGR
	Fiscal Year	Fiscal Year
	Average	Average — $

Argosy	453,581.67	16,187,814.83
Harrah’s MH	665,248.83	25,132,485.67
Harrah’s KC	433,577.17	15,746,501.50
Isle KC	253,491.50	6,707,813.83
Lumiere Place	642,360.83	17,305,623.00
Ameristar KC	629,647.17	19,823,052.00
Ameristar SC	706,100.33	24,317,835.17

Total Urban Area — Average	540,572.50	17,888,732.29

Isle Boonville	192,272.33	6,727,579.83
Lady Luck	81,146.00	2,701,174.17
Mark Twain	102,007.83	2,993,940.17
St. Joseph	108,282.50	3,080,693.33

Total Rural Area — Average	120,927.17	3,875,846.88

President	95,854.83	1,794,329.00
Admission/AGR fiscal year average: Total admissions/AGR for fiscal year divided by number of months in current fiscal year.
Total Admissions fiscal year average for urban/rural area: Total fiscal year averages divided by number of casinos in area.

Exhibit D
Metro Casinos

Casino	Gaming Floor (sq.ft.)	Slots	Tables
Lumière	75,000	2,041	69
Harrah’s St. Louis	120,000	2,723	94
Ameristar St. Chas.	130,000	2,976	72
River City	90,000	2,100	65
Argosy	62,000	1,966	47
Harrah’s NKC	63,300	1,758	62
Ameristar KC	140,000	2,997	72
Isle of Capri — KC	45,300	1,201	22
AVERAGE:	90,700	2,220	63
President Casino

Gaming Floor (sq.ft.)	Slots	Tables
27,993	690	9
Rural Casinos

Casino	Gaming Floor (sq.ft.)	Slots	Tables
Terrible’s St. Jo	18,000	550	11
Terrible’s M. T.	18,000	650	14
Isle of Capri — Bnvl.	28,000	991	19
Lady Luck	21,400	652	15
AVERAGE:	21,350	711	15
President Casino

Gaming Floor (sq.ft)	Slots	Tables
27,993	690	9

Exhibit B
BEFORE THE MISSOURI GAMING COMMISSION

In Re:	)
	)	DC-10-001
President Riverboat Casino-Missouri, Inc.,	)
d/b/a President Casino	)
RESPONSE TO PRELIMINARY ORDER FOR DISCIPLINARY ACTION
AND REQUEST FOR HEARING
Come Now Pinnacle Entertainment, Inc. (“Pinnacle”), Class A Licensee for operation of President Riverboat Casino-Missouri, Inc., d/b/a President Casino (“PRC-Mo”), and Class B Licensee PRC-Mo (hereinafter jointly referred to as “Petitioner”), and pursuant to 11 CSR 45-13.030, hereby respond to the Missouri Gaming Commission’s (hereinafter “Commission”) Preliminary Order for Disciplinary Action (hereinafter “Preliminary Order”) and hereby requests hearing on same as follows:
1. Petitioner admits the allegations contained in paragraphs 1 through 3 of the Commission’s Preliminary Order.
2. In response to the allegations contained in paragraph 4, Petitioner admits that the Commission granted a Class B license to PRC-Mo to maintain, conduct gambling games on, and operate the excursion gambling boat known as President Riverboat Casino — Missouri, Inc. Petitioner denies the remaining allegations of this paragraph.
3. Petitioner admits the allegations contained in paragraph 5 of the Commission’s Preliminary Order.
4. In response to the facts contained in paragraph 6 of the Commission’s Preliminary Order, Petitioner admits the facts contained therein, but denies that these facts represent any violation of Sections 313.800 to 313.850, RSMo, or of any regulation promulgated thereunder. Petitioner also states that in fiscal year (“FY”) 2007 (i) Adjusted Gaming Revenues (“AGR”) decreased at three other Missouri casinos and Admissions decreased at eight other Missouri casinos, see Exhibit A — Decreases in AGR and Admissions at Missouri Casinos in FY 2007); and (ii) Petitioner made $4,556,487 in improvements to the President Casino in FY 2007. See Exhibit B — President Casino Summary of Improvement Cost.
5. In response to the facts contained in paragraph 7 of the Commission’s Preliminary Order, Petitioner admits the facts contained therein, but denies that these facts represent any violation of Sections 313.800 to 313.850, RSMo, or of any regulation promulgated thereunder. Petitioner also states that in FY 2008 (i) AGR decreased at eight other Missouri casinos and Admissions decreased at ten other Missouri casinos, see Exhibit C — Decreases in AGR and Admissions at Missouri Casinos in FY 2008; (ii) the gaming industry (Missouri and nationally) was severely impacted by dramatic decreases in consumer spending caused by the global economic recession; and (iii) the President Casino was closed a total of twenty three (23) days due to flooding, which resulted in the loss of an estimated $2,077,500 in revenue.

6. In response to the allegations contained in paragraph 8 of the Commission’s Preliminary Order, Petitioner admits the facts contained therein, but denies that these facts represent any violation of Sections 313.800 to 313.850, RSMo, or of any regulation promulgated thereunder. Petitioner also states that in FY 2009 (i) AGR decreased at four other Missouri casinos and Admissions decreased at five other Missouri casinos, see Exhibit D — Decreases in AGR and Admissions at Missouri Casinos in FY 2009; (ii) Petitioner made $1,139,951 in improvements to the President Casino in FY 2009, see Exhibit B; (iii) the gaming industry (Missouri and nationally) continued to be impacted by dramatic decreases in consumer spending caused by the global economic recession; and (iv) the President Casino was closed a total of 28 days due to flooding, which resulted in the loss of an estimated $2,070,900 in revenue.
As of November 2008 the President Casino was losing approximately $400,000 per month, and Petitioner worked diligently to develop a new operating plan that would reduce these losses and allow Petitioner to better serve its customers. See Exhibit E — Todd George Letter Dated November 10, 2008. The new operating plan called for operational and staffing reductions specifically outlined in the letter to Commission staff attached hereto as Exhibit E. The Commission was aware of these reductions when it conducted a hearing on December 3, 2008 concerning the renewal of Petitioner’s Class B license. At the conclusion of that hearing, the Commission unanimously approved Resolution No. 08-117 renewing Petitioners Class B license for almost three years, until October 31, 2011. There have been no substantial reductions in the President Casino’s staffing or operations since December 2008.
7. In response to the allegations contained in paragraph 9 of the Commission’s Preliminary Order, Petitioner admits that, on or about March 24, 2009, the Commission ordered Pinnacle to appear before it to present plans on improving the President’s overall operations and performance. Petitioner denies the remaining facts and allegations contained in paragraph 9, and further denies any violation of R.S. Mo. §§ 313.800-313.850 or of the regulations promulgated thereunder. Petitioner also states that the Commission has mischaracterized the letter attached to the Preliminary Order as Exhibit A. The letter does not, as the Commission suggests, espouse a policy of minimizing offerings, nor does it express an intent to improve operations only after the Admiral’s repair or replacement. To the contrary, the letter sets forth Petitioners’ intent to operate the same number of gaming positions aboard the new or repaired vessel, and acknowledges Petitioner’s continuing efforts to improve the operational and financial performance of the President Casino.
8. In response to the allegations contained in paragraphs 10-12 of the Commission’s Preliminary Order, Petitioner denies the facts and allegations contained therein and denies any violation of R.S. Mo. §§ 313.800-313.850 or of the regulations promulgated thereunder.

9. In response to the allegations contained in paragraph 13 of the Commission’s Preliminary Order, Petitioner denies the facts and allegations contained therein and denies any violation of R.S. Mo. §§ 313.800-313.850 or of the regulations promulgated thereunder. Petitioner also states that thus far in FY 2010 (i) AGR has decreased at three other Missouri casinos and Admissions have decreased at four other Missouri casinos, see Exhibit F — Decreases in AGR and Admissions at Missouri Casinos in FY 2010; (ii) the President Casino has been closed three (3) days due to flooding; (iii) these closures resulted in the loss of an estimated $185,000 in revenue; and (iv) the President’s performance has been negatively impacted by the year long dispute with the Commission and media reports portraying the President as a casino on “its last leg.” It is disingenuous for the Commission to attempt to portray the President Casino as “substandard” by comparing its performance to that of other urban based casinos because the President Casino’s AGR and Admissions have always been substantially less than other urban based casinos. See Exhibit G — Comparison of AGR and Admissions for President Casino to Missouri’s urban based casinos for FY 2004 — FY 2009. In addition, Petitioner also states that the President Casino is the only casino in the St. Louis market to experience an increase in AGR in January of 2010. Lastly, the financial information cited by the Commission concerning the performance of the President thus far can not be considered an accurate projection of the President Casino’s performance for the remainder of FY 2010.
10. In response to the allegations contained in paragraph 14 of the Commission’s Preliminary Order, Petitioner denies the facts and allegations contained therein and denies any violation of R.S. Mo. §§ 313.800-313.850 or of the regulations promulgated thereunder. Petitioner also states that the Commission’s own Exhibit D establishes that the allegations contained in paragraph 14 of the Commission’s Preliminary Order represent an unjust comparison. The Commission itself concedes that there is a maximum of 58,300 sq. ft. of gaming floor area available aboard the Admiral. The fact that Missouri’s urban based casinos on average operate 90,000 square feet of gaming floor area is therefore irrelevant. The average number of slots operated on Missouri’s urban based casinos is also irrelevant because only 816 slots were in operation in 2006 when the President Casino was acquired by Pinnacle Entertainment. See Comm’n Exh. B. The fact is, the President Casino has always been substantially smaller, and operated fewer gaming positions, than Missouri’s other urban based gaming operations
Petitioner has taken a variety of measures in hopes of improving the operational and financial performance of the President Casino since the casino was acquired in 2006. The measures included a reduction in the number of employees and gaming positions aboard the President Casino. The Commission was fully aware of these reductions during the 2008 license renewal process and there have been no dramatic reductions in operations since December of 2008. These operational reductions represent Petitioner’s attempt to ensure the future of Missouri’s most historic excursion gambling boat. Petitioner hopes that the operational changes it has implemented will improve the President’s standing in the St. Louis gaming market and allow Petitioner to continue to provide a gaming alternative for the value minded consumer.

11. In response to the allegations contained in paragraph 15 of the Commission’s Preliminary Order, Petitioner denies the facts and allegations contained therein and denies any violation of R.S. Mo. §§ 313.800-313.850 or of the regulations promulgated thereunder. Petitioner also denies that recent reductions in staffing and operations were an attempt to “ensure[] that the President did not compete with Lumiere.”
In fact, the opposite is true. Since it acquired the President Casino in December of 2006, Petitioner has expected that its performance would improve because of its proximity to Lumiere Place Casino. Petitioner has also anticipated that its specific proposals to repair or replace the Admiral would improve the President’s performance, but these proposals were rejected by the Commission or its staff and were never given a chance. Petitioner has attempted to work with the Commission to develop a viable plan for the repair or replacement of the Admiral. However, at no time during the Commission’s consideration of Petitioner’s request to repair or replace the Admiral has Petitioner indicated to the Commission that its intent to improve operations at the President Casino was contingent on the opportunity to repair or replace the vessel.
The City of St. Louis worked with the Commission to obtain a second gaming license (Lumiere Place Casino) while retaining Missouri’s most historic excursion gambling boat (President Casino). Pinnacle Entertainment operates Lumiere and the President as two distinct parts of its overall operations in the St. Louis market. The President Casino targets the value minded consumer while Lumiere Place Casino targets high end patrons. Collectively, both Lumiere and the President confer substantial benefits upon the City of St. Louis and the State of Missouri.
12. In response to the allegations contained in paragraph 16 of the Commission’s Preliminary Order, Petitioner denies the facts and allegations contained therein and denies any violation of R.S. Mo. §§ 313.800-313.850 or of the regulations promulgated thereunder. Petitioner also states that the recently enacted cap on the number of gaming licenses has no bearing on this matter and does not grant the Commission the power to revoke a license the Commission deems to be underperforming. Further, Petitioner denies that it has undertaken any deliberate efforts to downgrade or minimize the operation of the President Casino in any way. The decline in AGR and Admissions at the President Casino are indicative of the larger decline in Missouri Riverboat Industry and are exacerbated by the flooding issues and market pressure unique to the President Casino.
13. In response to the allegations contained in paragraph 17 of the Commission’s Preliminary Order, Petitioner admits that R.S. Mo. § 313.807.1 details the criteria and cost associated with gambling boat licensure and that the Commission may “reopen licensing hearings at anytime,” but Petitioner denies that the allegations contained in the Preliminary Order could establish any action or inaction that would warrant the reopening of its licensing hearing under this Section.

14. In response to the allegations contained in paragraph 18 of the Commission’s Preliminary Order, Petitioner admits that the Commission has the power to adopt standards under which all excursion gambling boat operations shall be held, but Petitioner denies that the Commission has adopted any standard pursuant to R.S. Mo. § 313.805(3) that would allow it to revoke, suspend or otherwise restrict Petitioner’s Class B license for economic reasons. Petitioner also states that the adoption of any such standard by the Commission would require compliance with the rulemaking procedures outlined in R.S. Mo. § 536.021.
15. In response to the allegations contained in paragraph 19 of the Commission’s Preliminary Order, Petitioner admits the Commission’s right to assess any appropriate penalty against a licensee, but Petitioner denies that the allegations contained in the Preliminary Order could establish any violation that would warrant penalty under R.S. Mo. § 313.805(6).
16. In response to the allegations contained in paragraph 20 of the Commission’s Preliminary Order, Petitioner admits the Commission’s right to discipline licensees for acting in a manner injurious to public health, safety, morals, good order and general welfare of the people of the state of Missouri, or that would discredit or tend to discredit the Missouri gaming industry or the state of Missouri under R.S. Mo. § 313.805(6), but Petitioner denies that the allegations contained in the Preliminary Order could establish any violation of § 313.812(14).
17. In response to the allegations contained in paragraph 21 of the Commission’s Preliminary Order, Petitioner admits that the Commission may discipline a licensee for failing to comply with or make provisions for compliance with R.S. Mo. §§ 313.800 to 313.850, but Petitioner denies that the allegations contained in the Preliminary Order could establish any violation of these Sections.
18. In response to the allegations contained in paragraph 22 of the Commission’s Preliminary Order, Petitioner admits that the Commission may discipline a licensee for failing to comply with any rule, order or ruling of the Commission or its agents, but denies that the allegations contained in the Preliminary Order could establish any violation of § 313.812.14(2).
19. In response to the allegations contained in paragraph 23 of the Commission’s Preliminary Order, Petitioner admits the Commission’s policy of requiring that all riverboats be operated in a manner suitable to protect the public health, safety, morals, good order and general welfare of Missouri, but Petitioner denies that the allegations contained in the Preliminary Order could establish any violation of 11 C.S.R § 45-5.053(2). Petitioner also admits that the willful or persistent use or toleration of methods of operation deemed unsuitable will constitute grounds for disciplinary action, up to and including license revocation, but Petitioner denies the existence of any facts that might justify Petitioner being deemed unsuitable or that might constitute any violation under 11 C.S.R § 45-5.053(2).
20. In response to the allegations contained in paragraph 24 of the Commission’s Preliminary Order, Petitioner admits that a licensee is prohibited from failing to exercise discretion and good judgment to prevent incidents which might reflect on the repute of the state of Missouri and act as a detriment to the development of the industry, but Petitioner denies the existence of any facts that might constitute a violation of 11 C.S.R § 45-5.053(3)(A).

21. In response to the allegations contained in paragraph 25 of the Commission’s Preliminary Order, Petitioner admits that a licensee is prohibited from permitting any type of conduct on the riverboat which reflects negatively on the repute of the state of Missouri or acts as a detriment to the gaming industry, but Petitioner denies the existence of any facts that might constitute a violation of 11 C.S.R § 45-5.053(3)(J).
22. In response to the allegations contained in paragraph 26, Petitioner admits that the rules adopted prior to May 30, 2008 shall refer to both a Class A licensee and a Class B licensee unless specifically identified otherwise, but Petitioner denies violating any rules adopted by the Commission.
23. In response to the allegations contained in paragraph 27, Petitioner denies the allegations set forth therein. Petitioner further denies any violation of R.S. Mo. § 313.812.14, 11 C.S.R. § 45-5.053(3)(A) & (J), or 11 C.S.R. § 45-5.053(2). Accordingly, Petitioner states further that the provisions of R.S. Mo. §§ 313.807.1, 313.805(3) & (6), and 313.812.14(1) & (2) do not apply.
24. By way of answer to the allegations contained in paragraph 28, Petitioner admits the Commission’s right to assess administrative penalties, but denies any wrongdoing warranting the assessment of any administrative penalty under R.S. Mo. § 313.805(6).
AFFIRMATIVE DEFENSES
In addition to the foregoing, Petitioner asserts the following affirmative defenses:
25. There is substantial evidence that the Commission prejudged the issues at hand, and that it therefore lacks the impartiality necessary to serve as the hearing officer pursuant to 11 C.S.R. § 45-13.020.
26. At the July 28, 2009 hearing before the Commission involving Pinnacle and PRC-Mo, the Commission already heard specific evidence regarding the President’s economic performance and decline in revenue from prior years, and thus the Commission is precluded from serving as the hearing officer in this proceeding pursuant to R.S. Mo. § 536.083.
27. The Preliminary Order fails to state any violation or omission by Petitioner that would warrant discipline under R.S. Mo. § 313.812.14(2).
28. The Commission has failed to cite any provision of R.S. Mo. §§ 313.800-313.850 or the regulations promulgated thereunder that grants the Commission the power to revoke, suspend, or otherwise restrict Petitioner’s Class B license for economic reasons.

29. The Commission’s attempt to revoke Petitioner’s Class B license for economic reasons exceeds the statutory authority granted to Commission under R.S. Mo. § 313.805.
30. The Commission’s attempt to revoke Petitioner’s Class B license for economic reasons is arbitrary, capricious, unreasonable and an abuse of discretion.
31. The Commission adopted Resolution No. 09-069 in violation of R.S. Mo. § 536.021(1), which prohibits the Commission from adopting a rule without filing a notice of proposed rulemaking with the Secretary of State.
32. The Commission’s continued enforcement of Resolution No. 09-069 inhibits Petitioner’s use and enjoyment of its Class B license and violates Petitioners due process rights under both the U.S. and Missouri Constitutions.
WHEREFORE, Petitioner states that it has not violated any provision of R.S. Mo. §§ 313.800-313.850 or the regulations promulgated thereunder, and hereby respectfully requests a hearing on the Commission’s Preliminary Order for Disciplinary Action, on a date and time mutually convenient to the parties.
Dated: February 19, 2010

Respectfully submitted, LATHROP & GAGE LLP
By:	/s/ Jerry Riffel
Jerry Riffel, Mo. Bar # 22346
2345 Grand Blvd., Suite 2800 Kansas City, Missouri 64108-2684 (816) 460-5712 — Telephone (816) 292-2001 — Facsimile

By:	/s/ David A. Shorr
David Shorr, Mo. Bar # 41283
314 E. High St., Jefferson City, Missouri 64101-3213 (573) 893-4336 — Telephone (573) 893-5398 — Facsimile
ATTORNEYS FOR PETITIONER

Exhibit A
Decreases in AGR and Admissions at Missouri Casino’s in FY 20071
Decreases in AGR

Casino	AGR for FY	AGR for Prior Year	Decrease	% Change
Isle of Capri Kansas City	$88,106,041	$92,443,056	$4,337,015	-5%
Ameristar St. Charles	$300,247,313	$309,474,679	$9,227,366	-3%
Ameristar Kansas City	$256,510,232	$259,720,021	$3,209,789	-1%
President	$67,269,234	$71,797,629	$4,528,395	-6%
Declines in Admissions

		Admissions for Prior
Casino	Admissions for Fy	Year	Decrease	% Change
Isle of Capri Boonville	2,603,584	2,677,922	74,338	-3%
Harrah’s MH	9,546,039	9,745,008	198,969	-2%
Harrah’s NKC	6,640,081	7,018,339	378,258	-5%
Isle of Capri KC	3,534,822	3,920,388	385,566	-10%
Ameristar KC	8,229,321	8,941,225	711,904	-8%
Mark Twain	1,228,417	1,265,786	37,369	-3%
Ameristar SC	9,037,953	9,966,008	928,055	-9%
President	2,880,681	3,367,614	486,933	-14%

[1]	Source: Missouri Gaming Commission Fiscal 2007 YTD Admissions, Patrons and AGR Summary

Exhibit B
President Casino
Summary of Improvement Costs

Year	Capital	Non-capital	Total

2007	4,219,376	337,111	4,556,487
2008	151,910	16,765	168,675
2009	1,033,981	105,970	1,139,951

	5,405,267	459,846	5,865,113

Exhibit C
Decreases in AGR and Admissions at Missouri Casino’s in FY 20081
Decreases in AGR

Casino	AGR for FY	AGR for Prior Year	Decrease	% Change
Isle of Capri Boonville	$82,301,870	$85,290,107	$2,988,237	-4%
Isle of Capri Caruthersville	$31,833,864	$32,325,738	$491,874	-2%
Harrahs MH	$303,047,067	$325,248,038	$22,200,971	-7%
Isle of Capri Kansas City	$80,952,896	$88,106,041	$7,153,145	-8%
Ameristar KC	$251,987,815	$256,511,590	$4,523,775	-2%
Mark Twain	$32,043,639	$32,468,706	$425,067	-1%
Ameristar SC	$294,882,458	$300,247,405	$5,364,947	-5%
St. Joe Frontier	$37,004,091	37438925	$434,834	-1%
President	$44,988,902	$67,269,234	$22,280,332	-33%
Decreases in Admissions

		Admissions for Prior
Casino	Admissions for Fy	Year	Decrease	% Change
Isle of Capri Boonville	2,398,383	2,603,584	205,201	-8%
Harrah’s MH	8,429,255	9,545,629	1,116,374	-12%
Harrah’s NKC	5,645,901	6,640,081	994,180	-15%
Isle of Capri KC	3,074,544	3,534,846	460,302	-13%
Ameristar KC	7,770,890	8,229,321	458,431	-6%
Mark Twain	1,141,819	1,228,417	86,598	-7%
Ameristar SC	8,888,206	9,037,953	149,747	-2%
Isle of Capri Caruthersville	983,097	1,030,264	47,167	-5%
St. Jo Frontier	1,201,838	1,290,276	88,438	-7%
President	2,146,061	2,880,681	734,620	-26%

[1]	Source: Missouri Gaming Commission Fiscal 2008 YTD Admissions, Patrons and AGR Summary

Exhibit D
Decreases in AGR and Admissions at Missouri Casino’s in FY 2009(1)
Decreases in AGR

Casino	AGR for FY	AGR for Prior Year	Decrease	% Change
Isle of Capri Boonville	$81,316,067	$82,301,870	$985,803	-1%
Harrahs MH	$292,365,125	$303,047,067	$10,681,942	-4%
Harrahs NKC	$197,849,583	$202,558,188	$4,708,605	-2%
Ameristar KC	$243,704,612	$251,987,715	$8,283,103	-3%
President	$23,263,288	$44,966,439	$21,703,151	-48%
Decreases in Admissions

		Admissions for Prior
Casino	Admissions for Fy	Year	Decrease	% Change
Isle of Capri Boonville	2,329,643	2,398,383	68,740	-3%
Harrah’s MH	7,863,153	8,429,255	566,102	-7%
Harrah’s NKC	5,487,835	5,645,601	157,766	-3%
Isle of Capri KC	2,960,483	3,074,544	114,061	-4%
Ameristar KC	7,494,459	7,770,890	276,431	-4%
President	1,178,406	2,146,061	967,655	-45%

[1]	Source: Missouri Gaming Commission Fiscal 2009 YTD Admissions, Patrons and AGR Summary

Exhibit E
[LUMIERE PLACE LETTERHEAD]
November 10, 2008
Mr. Gene McNary, Director
Mr. Roger Stoulemyre, Deputy Director of Enforcement
Mr. Clarence Greeno, Gaming Enforcement Manager
Missouri Gaming Commission
3417 Knipp Drive
Jefferson City, Missouri 65109
Dear Mr. McNary, Mr. Stoulemyre and Mr. Greeno:
Re:	President Casino Operating Plan
As discussed briefly in our meeting last week, our management staff has reviewed the economic performance of the President Casino and has found it necessary in light of the issues listed below to develop a plan for improvement. Our plan will attempt to minimize the losses that are currently present at the President Casino.
The President Casino is losing approximately $400,000 a month due to (a) the economy, (b) forced, unscheduled closings of the President Casino due to recent floods and (c) the opening of Lumiere Place Casino in December of 2007, (d) and the move of the Casino Queen across the river to the “boat in a most”. In June, July and August of this year, the President Casino was closed completely for 45 days. We are projecting for the last quarter of this year a loss of approximately $1.5 million. For these reasons, we are notifying the Commission of our proposed new operating plan that has been reviewed by and recommended by our management team. Because of these circumstances, we are convinced that it is necessary to adopt a new operation schedule as follows:
A.	Table Games: Monday, Tuesday, Wednesday — Closed; Thursday — Open 10:00 a.m. until 2:00 a.m.; Friday and Saturday — Open 10:00 a.m. until 5:00 a.m.; Sunday — Open 10:00 a.m. until 2:00 a.m.; and

B.	Slots and other Electronic Gaming Devices: Monday, Tuesday, Wednesday, and Thursday — Open 10:00 a.m. until 2:00 a.m.; Friday and Saturday — 24 hour gaming. Sunday — Close at 2:00 a.m.; and

C.
Poker Room: Under separate cover, the President Casino has given the Commission notification regarding the distribution of its player funded beat jackpot. Upon complete distribution of the bad beat jackpot, the President Casino will also be closing its poker room located on C-deck.

Missouri Gaming Commission
November 10, 2008

The proposed operational schedule would also address the material losses now at the Boardwalk Buffet. Essential guest safety personnel, cage personnel, slot hosts and ticketing personnel would continue to be scheduled to ensure patron safety and service. By management’s best estimate, this new operational plan would minimize loss and save approximately $275,000 per month.
Please feel free to give us a call with any questions. Chris Strobbe or I are available to discuss this at any time. We will provide a new drop schedule and answer any follow up questions. We look forward to hearing from you so we can expedite this process.

Sincerely,

/s/ Todd M. George
Todd M. George
Vice President and General Manager
Lumiere Place Casino & Hotels

Exhibit F
Decreases in AGR and Admissions at Missouri Casino’s in FY 20101
Decreases in AGR

Casino	AGR for FY	AGR for Prior Year	Decrease	% Change
Argosy	$112,929,464	$113,626,514	$697,050	-1%
Harrahs NKC	$108,944,649	$113,515,525	$4,570,876	-4%
Ameristar KC	$134,516,358	$141,759,119	$7,242,761	-2%
President	$12,756,697	$13,339,428	$582,731	-4%
Decreases in Admissions

		Admissions for Prior
Casino	Admissions for Fy	Year	Decrease	% Change
Argosy	3,166,542	3,301,850	135,308	-4%
Harrah’s MH	4,621,511	4,706,595	85,084	-2%
Harrah’s NKC	3,036,803	3,184,957	148,154	-5%
President	669,252	680,563	11,311	-2%
Ameristar SC	4,949,170	5,152,691	203,521	-4%

[1]	Source: Missouri Gaming Commission Fiscal 2010 YTD Admissions, Patrons and AGR Summary (through 1/31/10)

Exhibit G
Comparision of President AGR/Admissions to
Averages for Urban Casinos
FY 2004 — 20091
AGR Comparison

	Average AGR for Urban
Fiscal Year	Casino	President AGR
2004	$198,123,587	$71,843,573
2005	$213,188,467	$71,371,201
2006	$220,926,001	$71,798,659
2007	$224,151,485	$67,269,234
2008	$220,332,253	$44,988,902
2009	$213,105,190	$23,263,288
Admissions Comparison

	Average Admissions for Urban
Fiscal Year	Casinos	President Admissions
2004	7,287,957	$3,659,048
2005	7,539,087	3,552,354
2006	7,404,041	3,367,614
2007	7,025,284	2,880,681
2008	6,538,881	2,146,061
2009	6,486,755	1,178,406

[1]	Source: Missouri Gaming Commission Fiscal YTD Admissions, Patrons and AGR Summary FY 2004 – 2009.